Exhibit 99.2

Aspen Technology Estimates Fiscal 2005

First Quarter Financial Results

Cambridge, MA—October 6, 2004—Aspen Technology, Inc. (Nasdaq: AZPN) today announced that, based upon preliminary data, it expects to report, under generally accepted accounting principles in the United States or GAAP, total revenues of approximately $66.0 million, including approximately $27.5 million in software license revenues, for the first quarter of fiscal 2005. Total expenses are expected to be approximately $69.0 million.  Excluding amortization of intangible assets, the preferred stock dividend and discount accretion, and $18 million in restructuring and legal charges, the company now expects to report a (non-GAAP) net loss per share for the quarter of $0.02 to $0.04.  Approximately $13 million of the restructuring charge relates to the reduction of excess leased facilities, which is expected to reduce the company’s quarterly expenses by approximately $1.0 million.  The company expects to report a GAAP loss in the first quarter that will range between $0.59 and $0.65 per share.

In a conference call on August 4, 2004, the company had estimated first quarter total revenues under GAAP to total between $72 and $74 million, including software license revenues of between $31 million and $33 million.  Additionally, total expenses under GAAP were projected to be between $69 million and $70 million under GAAP and (non-GAAP) earnings per share were forecasted to be between $0.02 and $0.04.

 “We are very disappointed with our first quarter results,” said David McQuillin, President and CEO of AspenTech. “Our performance was negatively impacted by the distraction caused by the ongoing uncertainty of the FTC proceeding, which was more pronounced that we had anticipated in the quarter.  Additionally, we were unable to close several large, manufacturing/supply chain deals at the end of our seasonally weak first quarter.

“Looking ahead, we remain excited about the opportunity available to Aspen Tech in fiscal 2005 and beyond.  The fundamentals of our business remain solid, we have a stable financial profile, and we have the broadest and deepest product suite in the process manufacturing sector.  With the FTC proceeding now behind us (as disclosed in a separate press release issued today), we are optimistic that confusion in the marketplace will be eliminated, sales cycles will return to historical levels, and our close rates will improve over the course of the next several quarters.  We are increasingly confident that our Enterprise

Operations Management vision and solutions are being well received by customers, and we plan on building on this momentum next week at our AspenWorld conference.”

AspenTech expects to report final results for the first quarter of 2005 on October 28, 2004, following the close of the Nasdaq stock market.

Conference Call and Webcast

The company will hold a conference call and webcast to discuss these preliminary results, as well as the pending resolution of the FTC proceeding, tomorrow morning at 8:30 a.m. EDT.  Interested parties may listen to the live call by dialing (877) 239-3024 or by logging on to AspenTech’s website: http://www.aspentech.com and clicking on the “Webcast” link under the Investor Relations section of the site.  A replay of the call will be available on AspenTech’s website and will also be available for 48 hours via telephonic replay, beginning at 11:00 a.m. EDT tomorrow, and can be accessed by dialing (800) 642-1687, and entering confirmation code 1394279.

Pro Forma (non-GAAP) Results

AspenTech reports pro forma financial results, which exclude certain non-operational, non-cash and other specified charges that management generally does not consider in evaluating the Company’s ongoing operations. These results are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States, known as “GAAP”.  Management believes this pro forma measure helps indicate underlying trends in the Company’s business, and uses this pro forma measure to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance. A preliminary reconciliation of pro forma to GAAP is included in the attached table.

About AspenTech

Aspen Technology, Inc. provides industry-leading software and implementation services that enable process companies to increase efficiency and profitability. AspenTech’s engineering product line is used to design and improve plants and processes, maximizing returns throughout an asset’s operating life. Its manufacturing/supply chain product line allows companies to increase margins in their plants and supply chains by managing customer demand, optimizing production, and streamlining the delivery of finished products. These two offerings are combined to create solutions for enterprise operations management (EOM), integrated enterprise-wide systems that provide process manufacturers with the capability to dramatically improve their operating performance. Over 1,500 leading companies already rely on AspenTech’s software, including Aventis, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, Fluor, Foster Wheeler, GlaxoSmithKline, Shell, and Total. For more information, visit www.aspentech.com.

Certain paragraphs of this press release contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For this purpose, any statement using the term “will,” “should,” “could,” “anticipates,” “believes” or a comparable term is a forward-looking statement.  Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including: AspenTech’s lengthy sales cycle which makes it difficult to predict quarterly operating results; fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in cyclical industries; adverse global economic conditions; AspenTech’s ability to raise additional capital as required; the FTC’s investigation of the Hyprotech acquisition; the outcome of AspenTech’s restructuring plans; intense competition; AspenTech’s need to develop and market products successfully; and other risk factors described from time to time in AspenTech’s periodic reports and registration statements filed with the Securities and Exchange Commission.  AspenTech cannot guarantee any future results, levels of activity, performance, or achievements.  Moreover, neither AspenTech nor anyone else assumes responsibility for the accuracy and completeness of any forward-looking statements.  AspenTech undertakes no obligation to update any of the forward-looking statements after the date of this press release.

# # #

Contact:

Joshua Young

Aspen Technology, Inc.

(617) 949-1274

joshua.young@aspentech.com

Reconciliation of pro forma (non-GAAP) net income (loss) to net income (loss)

	Three Months Ended September 30, 2004
	High	Low

Pro forma (non-GAAP) net income (loss)	$(1,500)	$(3,800)
Pro forma (non-GAAP) net income (loss) per share	$(0.02)	$(0.04)
Pro forma weighted average shares outstanding (2)	86,600	86,600

Adjustments to pro forma (non-GAAP) net income (loss)
Amortization of technology related intangible assets	(1,800)	(1,800)
Preferred stock discount and dividend accretion	(3,500)	(3,500)
Restructuring and litigation settlement charges(1)	(18,000)	(18,000)

Net income (loss) applicable to common stockholders	$(24,800)	$(27,100)
Net income (loss) per share applicable to common stockholders	$(0.59)	$(0.65)
Weighted average shares outstanding (2)	41,800	41,800

(1)        Restructuring and litigation settlement charges include approximately $13 million of facility-related charges.

(2)        Pro forma weighted average shares outstanding include outstanding common shares, and the dilutive effect of the Series D preferred stock, outstanding warrants and outstanding stock options.  For GAAP purposes, weighted average shares outstanding include only the outstanding common shares.